Stan J.H. Lee, CPA
2160 North Central Rd Suite 203 • Fort Lee • NJ 07024
P.O. Box 436402• San Diego • CA 92143-9402
619-623-7799 • Fax 619-564-3408 •stan2u@gmail.com

March 24, 2011

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, DC 20549-7561

Commissioners:

We have read the paragraphs pertaining to Stan J. H. Lee, CPA, (“Lee”) included in Item 4.01of Form 8-K dated March 24, 2011, of Lansdowne Security Inc. (“the Company”), to be filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm in those paragraphs.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Sincerely,

/s/ Stan J. H. Lee

Stan J. H. Lee, CPA